Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Isabella Wiltse
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE APPOINTS LAUREN M. TYLER TO BOARD OF DIRECTORS

ST. LOUIS, June 22, 2026 -- Centene Corporation (NYSE: CNC) today announced the appointment of Lauren M. Tyler to its Board of Directors, effective June 19, 2026. Ms. Tyler will serve on the Audit Committee and Compensation and Talent Committee.

Ms. Tyler brings more than 30 years of leadership experience across investment banking, private equity, corporate audit, investor relations, and human capital strategy.

"Lauren's longstanding track record guiding global, complex organizations through transformation while prioritizing governance, talent development, and operational rigor will be key as Centene continues to evolve and deliver on its mission," said CEO Sarah M. London.

Ms. Tyler spent over two decades at JPMorgan Chase & Co., where she held senior roles including Executive Vice President and Global Head of Human Resources for Asset and Wealth Management, Global Firmwide Chief Auditor, and Global Head of Investor Relations. Earlier in her career, she held roles at TSG Capital Partners, Allen & Company, and Morgan Stanley.

She currently serves on the boards of Cencora, Inc., and Guardian Life. She previously served on the board of Alleghany Corporation until its acquisition in 2022. Ms. Tyler holds an MBA from Harvard Business School and a BA from Yale University.

"Lauren's seasoned board experience and proven leadership guiding complex organizations through dynamic operating environments will make her a strong addition to our Board," said Chairman Frederick H. Eppinger.

"I am honored to join Centene's Board, a company whose mission I deeply admire, and look forward to working closely with the company's leadership to make an impact on improving the health of the communities it serves nationwide," said Ms. Tyler.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach with local teams to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.
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